Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DISCOVER FINANCIAL SERVICES,

CAPITAL ONE FINANCIAL CORPORATION

AND

VEGA MERGER SUB, INC.

Dated as of February 19, 2024

TABLE OF CONTENTS

ARTICLE I

THE MERGER
1.1	The Merger	1
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Discover Common Stock	2
1.6	Capital One Stock	3
1.7	Merger Sub Common Stock	3
1.8	Discover Preferred Stock	3
1.9	Treatment of Discover Equity Awards; Discover ESPP	4
1.10	Certificate of Incorporation of Surviving Company	5
1.11	Bylaws of Surviving Company	5
1.12	Tax Consequences	5
1.13	Officers and Directors of Surviving Company	5
1.14	Second Step Merger	5
1.15	Bank Merger	7

ARTICLE II

EXCHANGE OF SHARES

2.1	Capital One to Make Consideration Available	7
2.2	Exchange of Shares	7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DISCOVER

3.1	Corporate Organization	11
3.2	Capitalization	12
3.3	Authority; No Violation	14
3.4	Consents and Approvals	15
3.5	Reports	15
3.6	Financial Statements	16
3.7	Broker’s Fees	17
3.8	Absence of Certain Changes or Events	17
3.9	Legal and Regulatory Proceedings	18
3.10	Taxes and Tax Returns	18
3.11	Employees	19
3.12	SEC Reports	22
3.13	Compliance with Applicable Law	22

-i-

3.14	Certain Contracts	24
3.15	Agreements with Regulatory Agencies	26
3.16	Risk Management Instruments	27
3.17	Environmental Matters	27
3.18	Investment Securities and Commodities	27
3.19	Real Property	28
3.20	Intellectual Property	28
3.21	Related Party Transactions	29
3.22	State Takeover Laws	29
3.23	Reorganization	29
3.24	Opinion	29
3.25	Discover Information	30
3.26	Loan Portfolio	30
3.27	Credit Card Accounts and Receivables	31
3.28	Insurance	32
3.29	Networks	32
3.30	No Investment Adviser or Broker-Dealer Subsidiary	33
3.31	No Other Representations or Warranties	33

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAPITAL ONE AND MERGER SUB

4.1	Corporate Organization	34
4.2	Capitalization	35
4.3	Authority; No Violation	37
4.4	Consents and Approvals	38
4.5	Reports	38
4.6	Financial Statements	39
4.7	Broker’s Fees	40
4.8	Absence of Certain Changes or Events	40
4.9	Legal and Regulatory Proceedings	41
4.10	Taxes and Tax Returns	41
4.11	Employees	42
4.12	SEC Reports	44
4.13	Compliance with Applicable Law	45
4.14	Certain Contracts	47
4.15	Agreements with Regulatory Agencies	48
4.16	Risk Management Instruments	49
4.17	Environmental Matters	49
4.18	Investment Securities and Commodities	49
4.19	Real Property	50
4.20	Intellectual Property	50
4.21	Related Party Transactions	50
4.22	State Takeover Laws	51
4.23	Reorganization	51
4.24	Opinion	51

-ii-

4.25	Capital One Information	51
4.26	Loan Portfolio	51
4.27	Credit Card Accounts and Receivables	52
4.28	Insurance	53
4.29	IT Systems	53
4.30	No Investment Advisor Subsidiary	53
4.31	Broker-Dealer Subsidiary	54
4.32	No Other Representations or Warranties	54

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	55
5.2	Discover Forbearances	55
5.3	Capital One Forbearances	58

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	59
6.2	Access to Information; Confidentiality	61
6.3	Stockholders’ Approvals	62
6.4	Legal Conditions to Merger	64
6.5	Stock Exchange Listing	64
6.6	Employee Matters	64
6.7	Indemnification; Directors’ and Officers’ Insurance	66
6.8	Additional Agreements	67
6.9	Advice of Changes	68
6.10	Dividends	68
6.11	Stockholder Litigation	68
6.12	Board Representation	68
6.13	Acquisition Proposals	68
6.14	Public Announcements	69
6.15	Change of Method	70
6.16	Restructuring Efforts	70
6.17	Takeover Statutes	70
6.18	Treatment of Discover Indebtedness	71
6.19	Exemption from Liability Under Section 16(b)	71
6.20	Conduct of Merger Sub	71

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	72
7.2	Conditions to Obligations of Capital One and Merger Sub	72
7.3	Conditions to Obligations of Discover	73

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ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	74
8.2	Effect of Termination	76

ARTICLE IX

GENERAL PROVISIONS

9.1	Amendment	77
9.2	Extension; Waiver	77
9.3	Nonsurvival of Representations, Warranties and Agreements	78
9.4	Expenses	78
9.5	Notices	78
9.6	Interpretation	79
9.7	Counterparts	80
9.8	Entire Agreement	80
9.9	Governing Law; Jurisdiction	80
9.10	Waiver of Jury Trial	80
9.11	Assignment; Third-Party Beneficiaries	81
9.12	Specific Performance	81
9.13	Severability	82
9.14	Confidential Supervisory Information	82
9.15	Delivery by Facsimile or Electronic Transmission	82

Exhibit A – Form of Bank Merger Agreement

-iv-

INDEX OF DEFINED TERMS

Page
Account Agreement	31
Acquisition Proposal	63
Affiliate	80
Agreement	1
Bank Merger	7
Bank Merger Agreement	7
Bank Merger Certificates	7
BHC Act	11
Capital One	1
Capital One 401(k) Plan	65
Capital One ASPP	35
Capital One Bank	7
Capital One Benefit Plans	42
Capital One Board Recommendation	62
Capital One Broker-Dealer Subsidiary	53
Capital One Bylaws	34
Capital One Cash Based Award	4
Capital One Charter	34
Capital One Common Stock	2
Capital One Contract	48
Capital One Credit Card Accounts and Receivables	52
Capital One Disclosure Schedule	34
Capital One Equity Awards	36
Capital One ERISA Affiliate	42
Capital One Meeting	62
Capital One Owned Properties	50
Capital One Preferred Stock	35
Capital One PSU Awards	35
Capital One Qualified Plans	42
Capital One Real Property	50
Capital One Regulatory Agreement	49
Capital One Reports	44
Capital One RSU Award	4
Capital One Series O Preferred Stock	6
Capital One Series P Preferred Stock	6
Capital One Share Issuance	37
Capital One Software and IT Systems	53
Capital One Stock Options	35
Capital One Subsidiary	34
Certificate of Merger	2
Certificates of Merger	5
Chosen Courts	80
Closing	2

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Closing Date	2
Code	1
Confidentiality Agreement	62
Continuing Employees	64
Covered Partner	32
Criticized Assets	30
Data Protection Laws	22
Delaware Secretary	2
DGCL	1
Discover	1
Discover 401(k) Plan	65
Discover Bank	7
Discover Benefit Plans	19
Discover Board Recommendation	62
Discover Bylaws	12
Discover Charter	12
Discover Common Stock	2
Discover Compensation Committee	4
Discover Contract	26
Discover Credit Card Accounts and Receivables	31
Discover Directors	68
Discover Disclosure Schedule	10
Discover Equity Awards	13
Discover ERISA Affiliate	19
Discover ESPP	4
Discover Indemnified Parties	66
Discover Insiders	71
Discover Meeting	62
Discover Owned Properties	28
Discover Preferred Stock	3
Discover PSU Award	4
Discover Qualified Plans	20
Discover Real Property	28
Discover Regulatory Agreement	26
Discover Reports	22
Discover RSU Award	3
Discover Securities	13
Discover Series C Preferred Stock	3
Discover Series D Preferred Stock	3
Discover Subsidiary	12
Discover Subsidiary Securities	13
Effective Time	2
Enforceability Exceptions	14
Environmental Laws	27
ERISA	19
Exchange Act	17

-vi-

Exchange Agent	7
Exchange Fund	7
Exchange Ratio	2
FDIC	12
Federal Reserve Board	15
FINRA	15
GAAP	11
Governmental Entity	15
Intellectual Property	28
IRS	19
IT Systems	32
Joint Proxy Statement	15
knowledge	79
Liens	13
Loans	30
made available	80
Malicious Code	33
Material Adverse Effect	11
Materially Burdensome Regulatory Condition	61
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Bylaws	34
Merger Sub Charter	34
Merger Sub Common Stock	3
Mergers	1
Multiemployer Plan	19
Multiple Employer Plan	20
Network	25
Network Software and IT Systems	32
Networks	25
New Capital One Preferred Stock	6
New Certificates	7
NYSE	9
OCC	15
Old Certificate	2
PBGC	20
Permitted Encumbrances	28
person	79
Personal Data	22
Premium Cap	67
Receivables	31
Recommendation Change	62
Regulatory Agencies	15
Representatives	68
Requisite Capital One Vote	37

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Requisite Discover Vote	14
Requisite Regulatory Approvals	60
S-4	15
Sarbanes-Oxley Act	17
SEC	15
Second Effective Time	5
Second Step Certificate of Merger	5
Second Step Merger	1
Securities Act	22
Security Breach	23
SRO	15
Subsidiary	12
Surviving Company	1
Surviving Entity	1
Takeover Statutes	29
Tax	19
Tax Return	19
Taxes	19
Termination Date	75
Termination Fee	76

-viii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2024 (this “Agreement”), by and among Capital One Financial Corporation, a Delaware corporation (“Capital One”), Discover Financial Services, a Delaware corporation (“Discover”), and Vega Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Capital One (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Capital One, Discover and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which (a) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Discover (the “Merger”), so that Discover is the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Company”), and (b) immediately following the Merger and as part of a single, integrated transaction, Capital One shall cause the Surviving Company to be merged with and into Capital One (the “Second Step Merger”, and together with the Merger, the “Mergers”), so that Capital One is the surviving corporation in the Second Step Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Capital One, Discover and Merger Sub have approved the Mergers and this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into Discover pursuant to this Agreement. Discover shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Discover and Capital One. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3 Effective Time. On or (if agreed by Discover and Capital One) prior to the Closing Date, Capital One and Discover shall cause to be filed a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”). The Merger shall become effective at such time as specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.5 Conversion of Discover Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Capital One, Discover, Merger Sub or any holder of securities thereof:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of Discover issued and outstanding immediately prior to the Effective Time (the “Discover Common Stock”), except for shares of Discover Common Stock owned by Discover or Capital One (in each case other than shares of Discover Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted), shall be converted into the right to receive 1.0192 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of the common stock, par value $0.01, of Capital One (the “Capital One Common Stock”).

(b) All the shares of Discover Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Discover Common Stock) previously representing any such shares of Discover Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Capital One Common Stock which such shares of Discover Common Stock have been converted into the right to receive pursuant to this Section 1.5, (ii) cash in lieu of fractional shares which the shares of Discover Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Capital One Common Stock or Discover Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Capital One and the holders of Discover Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Discover or Capital One to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Discover Common Stock that are owned by Discover, Capital One or Merger Sub (in each case other than shares of Discover Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Capital One Common Stock or other consideration shall be delivered in exchange therefor.

1.6 Capital One Stock. At and after the Effective Time, each share of Capital One Common Stock and each share of Capital One Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of Capital One and shall not be affected by the Merger.

1.7 Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Capital One, Discover, Merger Sub or any holder of securities thereof, each share of the common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Company.

1.8 Discover Preferred Stock. At the Effective Time, each share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share, of Discover (“Discover Series C Preferred Stock”) and each share of 6.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D, par value $0.01 per share, of Discover (“Discover Series D Preferred Stock” and collectively with the Discover Series C Preferred Stock, the “Discover Preferred Stock”), in each case issued and outstanding immediately prior to the Effective Time shall remain outstanding.

1.9 Treatment of Discover Equity Awards; Discover ESPP.

(a) At the Effective Time, each restricted stock unit award in respect of shares of Discover Common Stock (a “Discover RSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock unit award (a “Capital One RSU Award”) in respect of that number of shares of Capital One Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Discover Common Stock subject to the Discover RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.5(b)). Each such Capital One RSU Award shall be settleable in shares of Capital One Common Stock. Except as expressly provided in this Section 1.9(a), each such Capital One RSU Award shall be subject to the same terms and conditions (including vesting terms) as applied to the corresponding Discover RSU Award immediately prior to the Effective Time.

(b) At the Effective Time, each performance stock unit award in respect of shares of Discover Common Stock (a “Discover PSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a cash-based award (a “Capital One Cash Based Award”) in respect of an amount in cash equal to the product of (i) the total number of shares of Discover Common Stock subject to the Discover PSU Award immediately prior to the Effective Time, with the number of shares of Discover Common Stock determined based on (A) the greater of target and actual performance through the last quarter ending simultaneously with or prior to the Effective Time for the Discover PSU Awards for which as of the Effective Time more than one year of the performance period has elapsed, with such performance level to be determined consistent with past practice by the compensation committee of the Discover Board of Directors (the “Discover Compensation Committee”) based on information available through the last quarter ending simultaneously with or prior to the Effective Time, and (B) target performance for the Discover PSU Awards for which as of the Effective Time one year or less of the performance period has elapsed, multiplied by (ii) the product of (1) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.5(b)), multiplied by (2) the average of the closing sale prices of Capital One Common Stock on the NYSE as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date. Each such Capital One Cash-Based Award shall be settleable in cash. Except as specifically provided in this Section 1.9(b), each such Capital One Cash-Based Award shall be subject to the same terms and conditions (including service-based vesting terms) as applied to the corresponding Discover PSU Award immediately prior to the Effective Time.

(c) Prior to the Effective Time, Discover, the Board of Directors of Discover and the Discover Compensation Committee, as applicable, will take action with respect to the Discover Employee Stock Purchase Plan (the “Discover ESPP”) to provide that the final exercise date (including for purposes of determining the Purchase Price (as defined in the Discover ESPP)) for the Purchase Period (as defined in the Discover ESPP) that otherwise would be in effect on the Closing Date will be no later than five (5) Business Days prior to the Effective Time. Discover will terminate the Discover ESPP as of no later than immediately prior to the Effective Time, pursuant to resolutions adopted by the Board of Directors of Discover or the Discover Compensation Committee, as applicable, copies of which shall be provided to Capital One prior to the Closing and shall be subject to Capital One’s reasonable review and comment.

(d) At or prior to the Effective Time, Discover, the Board of Directors of Discover and the Discover Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.9.

(e) Capital One shall take all corporate actions that are necessary for the assumption of the Discover RSU Awards pursuant to Section 1.9(a), including the reservation, issuance and listing of Capital One Common Stock as necessary to effect the transactions contemplated by this Section 1.9. As soon as practicable following the Effective Time, Capital One shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor form) with respect to the shares of Capital One Common Stock underlying such Discover RSU Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such assumed Discover RSU Awards remain outstanding.

1.10 Certificate of Incorporation of Surviving Company. At the Effective Time, the certificate of incorporation of Discover, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with applicable law.

1.11 Bylaws of Surviving Company. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

1.12 Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.13 Officers and Directors of Surviving Company. The officers and directors of Merger Sub as of immediately prior to the Effective Time shall be the officers and directors of the Surviving Company.

1.14 Second Step Merger.

(a) The Second Step Merger. Immediately following the Effective Time, in accordance with the DGCL, Capital One shall cause the Surviving Company to be merged with and into Capital One in the Second Step Merger, with Capital One surviving the Second Step Merger as the Surviving Entity and continuing its existence under the laws of the State of Delaware, and the separate corporate existence of the Surviving Company ceasing as of the Second Effective Time. In furtherance of the foregoing, Capital One shall cause to be filed with the Delaware Secretary, in accordance with the DGCL, a certificate of merger with respect to the Second Step Merger (the “Second Step Certificate of Merger” and together with the Certificate of Merger, the “Certificates of Merger”). The Second Step Merger shall become effective at such time specified in the Second Step Certificate of Merger in accordance with the relevant provisions of the DGCL (such time hereinafter referred to as the “Second Effective Time”).

(b) Surviving Company Common Stock. At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of Capital One, the Surviving Company or any holder of securities thereof, each share of common stock of the Surviving Company shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Surviving Company Preferred Stock. At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of Capital One, the Surviving Company, Merger Sub or any holder of securities thereof:

(i) Each share of Discover Series C Preferred Stock issued and outstanding immediately prior to the Second Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of Capital One having terms that are not materially less favorable than the Discover Series C Preferred Stock (all shares of such newly created series, collectively, the “Capital One Series O Preferred Stock”) and, upon such conversion, the Discover Series C Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Second Effective Time.

(ii) Each share of Discover Series D Preferred Stock issued and outstanding immediately prior to the Second Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of Capital One having terms that are not materially less favorable than the Discover Series D Preferred Stock (all shares of such newly created series, collectively, the “Capital One Series P Preferred Stock,” and collectively with the Capital One Series O Preferred Stock, the “New Capital One Preferred Stock”) and, upon such conversion, the Discover Series D Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Second Effective Time.

(d) Capital One Stock. At and after the Second Effective Time, each share of Capital One Common Stock and Capital One Preferred Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of Capital One Common Stock and Capital One Preferred Stock and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, the Capital One Common Stock, including the shares issued to former holders of Discover Common Stock, shall be the common stock of the Surviving Entity.

(e) Certificate of Incorporation of Surviving Entity. At the Second Effective Time, the certificate of incorporation of Capital One, as in effect immediately prior to the Second Effective Time, shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

(f) Bylaws of Surviving Entity. At the Second Effective Time, the bylaws of Capital One, as in effect immediately prior to the Second Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

(g) Officers and Directors of Surviving Entity. At the Second Effective Time, the officers and directors of Capital One as of immediately prior to the Second Effective Time shall be the officers and directors of the Surviving Entity, subject to Section 6.12.

1.15 Bank Merger. Immediately following the Second Step Merger, Discover Bank, a Delaware-chartered bank and wholly-owned Subsidiary of Discover (“Discover Bank”), will merge with and into Capital One, National Association, a national banking association and wholly-owned Subsidiary of Capital One (“Capital One Bank”) (the “Bank Merger”). Capital One Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Discover Bank shall cease. Promptly after the date of this Agreement, Capital One Bank and Discover Bank will enter into an agreement and plan of merger in substantially the form set forth in Exhibit A (the “Bank Merger Agreement”). Each of Capital One and Discover shall adopt and approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of Capital One Bank and Discover Bank, respectively, and Capital One and Discover shall, and shall cause Capital One Bank and Discover Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Second Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

ARTICLE II

EXCHANGE OF SHARES

2.1 Capital One to Make Consideration Available. At or prior to the Effective Time, Capital One shall deposit, or shall cause to be deposited, with a bank or trust company designated by Capital One and reasonably acceptable to Discover (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates (which for purposes of this Article II shall be deemed to include certificates or book-entry account statements representing shares of Discover Preferred Stock), certificates or, at Capital One’s option, evidence in book-entry form, representing shares of Capital One Common Stock or New Capital One Preferred Stock to be issued pursuant to Section 1.5 and Section 1.8, respectively (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of Capital One Common Stock or New Capital One Preferred Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, Capital One shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Discover Common Stock or Discover Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time or the Second Effective Time, as applicable, into the right to receive Capital One Common Stock or New Capital One Preferred Stock, as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Capital One Common Stock and any cash in lieu of fractional shares or shares of New Capital One Preferred Stock, as applicable, which the shares of Discover Common Stock or Discover Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of Capital One Common Stock to which such holder of Discover Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b) or (ii) (A) a New Certificate representing that number of shares of New Capital One Preferred Stock to which such holder of Discover Preferred Stock shall have become entitled pursuant to the provisions of Article I, and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time or the Second Effective Time, as applicable, to represent only the right to receive, upon surrender, the number of whole shares of Capital One Common Stock or shares of New Capital One Preferred Stock which the shares of Discover Common Stock or Discover Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Capital One Common Stock or New Capital One Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Capital One Common Stock or shares of New Capital One Preferred Stock that the shares of Discover Common Stock or Discover Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Capital One Common Stock or New Capital One Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Capital One Common Stock or New Capital One Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time or the Second Effective Time, as applicable, there shall be no transfers on the stock transfer books of Discover of the shares of Discover Common Stock or Discover Preferred Stock that were issued and outstanding immediately prior thereto. If, after the Effective Time or Second Effective Time, as applicable, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Capital One Common Stock or New Capital One Preferred Stock, as applicable, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Capital One Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Capital One Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Capital One. In lieu of the issuance of any such fractional share, Capital One shall pay to each former holder of Discover Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Capital One Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Discover Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Capital One Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Discover for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of Discover Common Stock or Discover Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of Capital One Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Capital One Common Stock deliverable in respect of each former share of Discover Common Stock such holder holds as determined pursuant to this Agreement, or the shares of New Capital One Preferred Stock and any unpaid dividends and distributions on the New Capital One Preferred Stock deliverable in respect of each former share of Discover Preferred Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Capital One, Discover, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Discover Common Stock or Discover Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Capital One shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Capital One Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Discover Common Stock, Discover Preferred Stock or Discover Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Capital One or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Discover Common Stock, Discover Preferred Stock or Discover Equity Awards in respect of which the deduction and withholding was made by Capital One or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Capital One or the Exchange Agent, the posting by such person of a bond in such amount as Capital One or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Capital One Common Stock and any cash in lieu of fractional shares, or the shares of New Capital One Preferred Stock, as applicable, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DISCOVER

Except (a) as disclosed in the disclosure schedule delivered by Discover to Capital One concurrently herewith (the “Discover Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Discover Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Discover that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Discover Reports filed by Discover since December 31, 2021 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), Discover hereby represents and warrants to Capital One as follows:

3.1 Corporate Organization.

(a) Discover is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act. Discover has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Discover is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Capital One, Discover or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health events, (E) public disclosure of the transactions contemplated hereby (including any effect on a party’s relationships with its customers, vendors or employees) (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(j), 4.3(b), 4.4 or 4.11(j)), (F) any stockholder litigation arising out of the Agreement or the Mergers that is brought or threatened against a party or any party’s Board of Directors from and following the date of this Agreement and prior to the Effective Time (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(j), 4.3(b), 4.4 or 4.11(j)) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby or (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, in the case of both parties, as compared to banking organizations substantially engaged in the credit card lending business or, in the case of Discover, also as compared to banking organizations engaged in the funds transfer network or transaction processing network businesses or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting or other power to elect a majority of the board of directors or other managing authority of such persons performing similar functions. True, correct and complete copies of the Restated Certificate of Incorporation of Discover (the “Discover Charter”) and the Amended and Restated Bylaws of Discover (the “Discover Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Discover to Capital One.

(b) Each Subsidiary of Discover (a “Discover Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Discover and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Discover or any Subsidiary of Discover to pay dividends or distributions except, in the case of Discover or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Subsidiary of Discover that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Discover Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Discover that would constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof (any references to “significant Subsidiaries” of either Discover or Capital One in this Agreement shall mean “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof and, in the case of Discover, the Subsidiaries of Discover set forth on Section 7.2(a) of the Discover Disclosure Schedule). There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Discover other than the Discover Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of Discover consists of 2,000,000,000 shares of Discover Common Stock and 200,000,000 shares of preferred stock, par value $0.01 per share. As of February 15, 2024, there were (i) 250,557,658 shares of Discover Common Stock issued and outstanding; (ii) 320,984,826 shares of Discover Common Stock held in treasury; (iii) 1,345,280 shares of Discover Common Stock reserved for issuance upon the settlement of outstanding Discover RSU Awards (other than Discover RSU Awards outstanding under the Discover Directors’ Compensation Plan), (iv) 255,748 Discover RSU Awards outstanding under the Discover Directors’ Compensation Plan; (v) 334,218 shares of Discover Common Stock reserved for issuance upon the settlement of outstanding Discover PSU Awards (assuming performance goals are satisfied at the target level) or 501,327 shares of Discover Common Stock reserved for issuance upon the settlement of outstanding Discover PSU Awards (assuming performance goals are satisfied at the maximum level); (vi) 1,559,512 shares of Discover Common Stock reserved for issuance under the Discover ESPP; and (vii) (A) 5,700 shares of Discover Series C Preferred Stock issued and outstanding and (B) 5,000 shares of Discover Series D Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since February 15, 2024 resulting from the vesting or settlement of any Discover RSU Awards and Discover PSU Awards (collectively, “Discover Equity Awards”) issued prior to the date of this Agreement as described in the immediately preceding sentence or the exercise of options to purchase shares of Discover Common Stock under the Discover ESPP, there are no shares of capital stock or other voting securities or equity interests of Discover issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Discover Common Stock and Discover Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Discover is current on all dividends payable on the outstanding shares of Discover Preferred Stock and has complied in all material respects with the terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Discover may vote. No trust preferred or subordinated debt securities of Discover are issued or outstanding. Other than Discover Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a) or options to purchase shares of Discover Common Stock under the Discover ESPP, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Discover, or contracts, commitments, understandings or arrangements by which Discover may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Discover or that otherwise obligate Discover to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Discover Securities,” and any of the foregoing in respect of Subsidiaries of Discover, collectively, “Discover Subsidiary Securities”). Other than Discover Equity Awards or options to purchase shares of Discover Common Stock under the Discover ESPP, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Discover or any of its Subsidiaries) are outstanding. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Discover or any of its Subsidiaries is a party with respect to the voting or transfer of Discover Common Stock, capital stock or other voting or equity securities or ownership interests of Discover or granting any stockholder or other person any registration rights.

(b) Discover owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Discover Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

3.3 Authority; No Violation.

(a) Discover has full corporate power and authority to execute and deliver this Agreement and, upon receipt of the Requisite Discover Vote (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers) have been duly and validly approved by the Board of Directors of Discover. The Board of Directors of Discover has unanimously determined that the transactions contemplated hereby (including the Mergers), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Discover and its stockholders, has approved this Agreement and the transactions contemplated hereby (including the Mergers), and has directed that this Agreement be submitted to Discover’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Discover Common Stock entitled to vote on this Agreement (the “Requisite Discover Vote”), and the adoption and approval of the Bank Merger Agreement by Discover as Discover Bank’s sole stockholder, no other corporate proceedings on the part of Discover are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Discover and (assuming due authorization, execution and delivery by Capital One and Merger Sub) constitutes a valid and binding obligation of Discover, enforceable against Discover in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Discover nor the consummation by Discover of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by Discover with any of the terms or provisions hereof, will (i) violate any provision of the Discover Charter or the Discover Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Discover or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Discover or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Discover or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Discover.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Discover Disclosure Schedule or Section 4.4 of the Capital One Disclosure Schedule and approval of such applications, filings and notices, (f) the filing by Discover with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Capital One in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (g) the filing of the Certificates of Merger with the Delaware Secretary pursuant to the DGCL, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and the filing of the respective Certificates of Designation for the New Capital One Preferred Stock with the Delaware Secretary and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Capital One Common Stock and New Capital One Preferred Stock pursuant to this Agreement and the approval of the listing of such Capital One Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Discover of this Agreement or (ii) the consummation by Discover of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Discover is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and Bank Merger on a timely basis.

3.5 Reports. Discover and each of its Subsidiaries have timely filed (or furnished) all reports, forms, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2021 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) (clauses (i) – (vii), collectively “Regulatory Agencies”), including any report, form, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Discover. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Discover and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of

Discover, investigation into the business or operations of Discover or any of its Subsidiaries since January 1, 2021, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Discover or any of its Subsidiaries and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Discover or any of its Subsidiaries since January 1, 2021, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover.

3.6 Financial Statements.

(a) The financial statements of Discover and its Subsidiaries included (or incorporated by reference) in the Discover Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Discover and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Discover and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2020, no independent public accounting firm of Discover has resigned (or informed Discover that it intends to resign) or been dismissed as independent public accountants of Discover as a result of or in connection with any disagreements with Discover on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, neither Discover nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Discover included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Discover and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Discover or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Discover. Discover (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Discover, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Discover by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed in writing, based on its most recent evaluation prior to the date hereof, to Discover’s outside auditors and the audit committee of the Board of Directors of Discover (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Discover’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Discover’s internal controls over financial reporting. There is no reason to believe that Discover’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2021, (i) neither Discover nor any of its Subsidiaries, nor, to the knowledge of Discover, any director, officer, auditor, accountant or representative of Discover or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Discover or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Discover or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Discover or any of its Subsidiaries, whether or not employed by Discover or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Discover or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Discover or any committee thereof or to the knowledge of Discover, to any director or officer of Discover.

3.7 Broker’s Fees. With the exception of PJT Partners LP and Morgan Stanley & Co. LLC, neither Discover nor any Discover Subsidiary nor any of their respective officers or directors has engaged any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Discover has disclosed to Capital One as of the date hereof the aggregate fees to be paid by Discover to PJT Partners LP and Morgan Stanley & Co. LLC related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2022, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover.

(b) Since December 31, 2022, Discover and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, neither Discover nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Discover, threatened in writing, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Discover or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Discover, any of its Subsidiaries or the assets of Discover or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its Affiliates) that would reasonably be expected to be material to the Surviving Entity and its Subsidiaries, taken as a whole.

3.10 Taxes and Tax Returns.

(a) Each of Discover and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Discover nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Discover and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Discover and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Discover nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Discover and its Subsidiaries or the assets of Discover and its Subsidiaries that has not been accrued in the latest audited balance sheet included in the Discover Reports. Neither Discover nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Discover and its Subsidiaries). Neither Discover nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Discover) or (B) has any liability for the Taxes of any person (other than Discover or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Discover nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Discover nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Discover been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, each Discover Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Discover Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Discover or any Subsidiary or any trade or business of Discover or any of its Subsidiaries, whether or not incorporated, all of which together with Discover would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Discover ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Discover or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of Discover or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or any plan, program or arrangement sponsored by a Governmental Entity.

(b) Discover has made available to Capital One true and complete copies of each material Discover Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter and (iv) the most recently prepared actuarial report.

(c) The IRS has issued a favorable determination letter or opinion with respect to each Discover Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Discover Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Discover, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Discover Qualified Plan or the related trust.

(d) Except as would not result in any material liability to Discover and its Subsidiaries, taken as a whole, with respect to each Discover Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Discover Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Discover Benefit Plan’s actuary with respect to such Discover Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Discover Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be insured by Discover or any of its Subsidiaries, and (viii) the PBGC has not instituted proceedings to terminate any such Discover Benefit Plan.

(e) None of Discover and its Subsidiaries nor any Discover ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Discover and its Subsidiaries nor any Discover ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f) Except as would not result in any material liability to Discover and its Subsidiaries, taken as a whole, no Discover Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, all contributions required to be made to any Discover Benefit Plan by applicable law or by any plan document or other contractual undertaking for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Discover.

(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Discover’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Discover Benefit Plans, any fiduciaries thereof with respect to their duties to the Discover Benefit Plans or the assets of any of the trusts under any of the Discover Benefit Plans that would reasonably be expected to result in any liability of Discover or any of its Subsidiaries in an amount that would be material to Discover and its Subsidiaries, taken as a whole.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, none of Discover and its Subsidiaries nor any Discover ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Discover Benefit Plans or their related trusts, Discover, any of its Subsidiaries or any Discover ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Discover or any of its Subsidiaries, or result in any limitation on the right of Discover or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Discover Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Discover or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) No Discover Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, there are no pending or, to Discover’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Discover or any of its Subsidiaries, or any strikes or other labor disputes against Discover or any of its Subsidiaries. Neither Discover nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Discover or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, there are no pending or, to the knowledge of Discover, threatened organizing efforts by any union or other group seeking to represent any employees of Discover or any of its Subsidiaries.

(m) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, each Discover Benefit Plan that is subject to the laws of a jurisdiction other than the United States (whether or not U.S. law also applies) (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

3.12 SEC Reports. Discover has previously made available to Capital One an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2020 by Discover pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Discover Reports”) and (b) communication mailed by Discover to its stockholders since December 31, 2020 and prior to the date hereof, and no such Discover Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2020, as of their respective dates, all Discover Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Discover has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

3.13 Compliance with Applicable Law.

(a) Discover and each of its Subsidiaries hold, and have at all times since December 31, 2020, held, all licenses, registrations, franchises, certificates, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover, and to the knowledge of Discover, no suspension or cancellation of any such necessary license, registration, franchise, certificate, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover, Discover and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity applicable to Discover or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable laws (“Personal Data,” and such laws relating thereto, “Data Protection Laws”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the

Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, any rules or regulations relating to interchange fees, including, but not limited to, 12 C.F.R. Part 235, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to the transmission, collection, processing, possession, handling, clearance, settlement and/or remittance of funds or to funds transfer or transaction processing networks (including with respect to transactions and relationships with merchants and merchant acquirers), bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) Discover Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d) Discover maintains a written information privacy and security program that includes measures reasonably designed to protect the privacy, confidentiality and security of all Personal Data processed or otherwise handled by or on behalf of Discover against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful processing or handling of such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data (each of clauses (i) through (iii), a “Security Breach”). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, Discover and its Subsidiaries have taken commercially reasonable measures, consistent with general industry practices, designed to ensure the confidentiality, privacy and security of Personal Data processed or otherwise handled by or on behalf of Discover. To the knowledge of Discover, Discover has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover. To the knowledge of Discover, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Discover. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, Discover and its Subsidiaries are in compliance with all of its and their privacy policies relating to Personal Data.

(e) Without limitation, none of Discover or any of its Subsidiaries or to the knowledge of Discover, any director, officer, employee, agent or other person acting on behalf of Discover or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Discover or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Discover or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv)

established or maintained any unlawful fund of monies or other assets of Discover or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Discover or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Discover or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Discover or any of its Subsidiaries or (vii) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover.

(f) As of the date hereof, Discover and Discover Bank each meet the applicable published criteria to be “well-capitalized” (as such term is defined in the relevant regulation of the applicable institution’s primary federal banking regulator).

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover, (i) Discover and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Discover, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Discover Disclosure Schedule or as filed with any Discover Reports, as of the date hereof, neither Discover nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Discover Benefit Plan and any contract, arrangement, commitment or understanding solely among Discover and any wholly-owned Subsidiaries of Discover or solely among wholly owned Subsidiaries of Discover:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by Discover or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);

(iii) with or to a labor union or guild with respect to any employees of Discover or any its Subsidiaries (including any collective bargaining agreement);

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Discover Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover;

(v) (A) that relates to the incurrence of indebtedness by Discover or any of its Subsidiaries, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Discover or any of its Subsidiaries of, or any similar commitment by Discover or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $40,000,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Discover or its Subsidiaries;

(vii) that is a consulting agreement or data processing, software programming or licensing contract involving the payment by Discover or any of its Subsidiaries of more than $20,000,000 per annum (other than any such contracts which are terminable by Discover or any of its Subsidiaries on sixty (60) days’ or less notice without any required payment or other conditions, other than the condition of notice);

(viii) that is one of the contracts related to the operations or the business of any of the Discover Network, the PULSE network or Diners Club International (each, a “Network” and collectively, the “Networks”) listed on Section 3.14(a)(viii) of the Discover Disclosure Schedule;

(ix) any lease, sublease, license and other agreement under which Discover or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property pursuant to which the annual amount payable by Discover or any of its Subsidiaries is more than $10,000,000;

(x) that is a settlement, consent or similar agreement and contains any material continuing obligations of Discover or any of its Subsidiaries; or

(xi) that relates to the acquisition or disposition of any person, business or asset and under which Discover or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Discover Disclosure Schedule, is referred to herein as a “Discover Contract.” Discover has made available to Capital One true, correct and complete copies of each Discover Contract in effect as of the date hereof.

(b) (i) Each Discover Contract is valid and binding on Discover or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Discover, (ii) Discover and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Discover Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Discover, (iii) to the knowledge of Discover, each third-party counterparty to each Discover Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Discover Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Discover, (iv) neither Discover nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Discover Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Discover or any of its Subsidiaries or, to the knowledge of Discover, any other party thereto, of or under any such Discover Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Discover.

3.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither Discover nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Discover Disclosure Schedule, a “Discover Regulatory Agreement”), nor has Discover or any of its Subsidiaries been advised in writing since January 1, 2021, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Discover Regulatory Agreement.

3.16 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Discover or any of its Subsidiaries or for the account of a customer of Discover or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Discover or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Discover and each of its Subsidiaries have duly performed in all material respects all of their respective material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Discover, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, Discover and its Subsidiaries are in compliance, and since December 31, 2020 have complied with, any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Discover, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Discover or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Discover, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover. To the knowledge of Discover, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover. Discover is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover.

3.18 Investment Securities and Commodities. Each of Discover and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Discover’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Discover or its Subsidiaries. Such securities and commodities are valued on the books of Discover in accordance with GAAP in all material respects.

3.19 Real Property. Discover or a Discover Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Discover Reports as being owned by Discover or a Discover Subsidiary or acquired after the date thereof which are material to Discover’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Discover Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) landlords’, lessors’, merchants’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s Liens or similar Liens arising or incurred in the ordinary course of business and (v) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Discover Reports or acquired after the date thereof which are material to Discover’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Discover Owned Properties, the “Discover Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and, to the knowledge of Discover, each such lease is valid without material default thereunder by the lessee or, to the knowledge of Discover, the lessor. There are no pending or, to the knowledge of Discover, threatened condemnation proceedings against the Discover Real Property.

3.20 Intellectual Property. Discover and each of its Subsidiaries owns (free and clear of any material Liens), or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover: (a) (1) to the knowledge of Discover, the conduct by Discover and its Subsidiaries of their respective businesses does not infringe, misappropriate or otherwise violate the rights of any person and (2) no person has asserted in writing to Discover that Discover or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Discover, no person is challenging, infringing on, misappropriating or otherwise violating any right of Discover or any of its Subsidiaries with respect to any Intellectual Property owned by Discover or its Subsidiaries, and (c) neither Discover nor any Discover Subsidiary has received any written notice of any pending claim challenging the ownership, validity or enforceability of any Intellectual Property owned by Discover or any Discover Subsidiary, and Discover and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Discover and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means all rights anywhere in the world in or relating to: (i) trademarks, service marks, brand names, d/b/a’s, internet domain names and URLs, logos, symbols, certification marks, trade dress and other indications of origin, all goodwill associated with the foregoing, and all registrations and applications to register the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patentable or not, patents, applications for patents and invention disclosures (including divisionals, revisions, continuations, continuations in part and renewals), all improvements thereto, and any extensions, substitutes, reissues or re-examinations thereof; (iii) nonpublic information, trade secrets and know-how, including proprietary or confidential processes, technologies, protocols, formulae, prototypes and confidential information and rights to limit the use or disclosure thereof by any person; (iv) writings and other works of authorship, whether copyrightable or not (including software, content, data, databases and other compilations of information) and whether published or unpublished, registrations or applications for registration of copyrights, and any renewals or extensions thereof; and (v) any other intellectual property, industrial or proprietary rights.

3.21 Related Party Transactions. As of the date hereof, except as set forth in any Discover Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Discover or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Discover or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Discover Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Discover), on the other hand, of the type required to be reported in any Discover Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.22 State Takeover Laws. The Board of Directors of Discover has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the Discover Charter or Discover Bylaws (collectively, with any similar provisions of the Capital One Charter or Capital One Bylaws, “Takeover Statutes”). In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of Discover Common Stock or Discover Preferred Stock in connection with the Mergers.

3.23 Reorganization. Discover has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24 Opinion. The Board of Directors of Discover has received the opinion of PJT Partners LP to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the Mergers is fair, from a financial point of view, to the holders of Discover Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25 Discover Information. The information relating to Discover and its Subsidiaries or that is provided by Discover or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (to the extent that portions thereof relate only to Discover or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26 Loan Portfolio.

(a) Section 3.26(a)(i) of the Discover Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of September 30, 2023, of all written or oral loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Discover or any Subsidiary of Discover is a creditor, other than “non-accrual” Loans (i.e., Loans under the terms of which the obligor was, as of September 30, 2023, over ninety (90) days or more delinquent in payment of principal or interest) and (ii) the aggregate outstanding principal amount, as of September 30, 2023, of all “non-accrual” Loans in which Discover or any Subsidiary of Discover is a creditor. As of September 30, 2023, Discover and its Subsidiaries did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then-outstanding fully committed principal amount in excess of the amount set forth on Section 3.26(a)(ii) of the Discover Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that, as of September 30, 2023, were classified by Discover as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import (“Criticized Assets”). Section 3.26(a)(iii) of the Discover Disclosure Schedule sets forth (A) a summary of Criticized Assets as of September 30, 2023, by category of Loan (e.g., student, personal, home, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (B) each asset of Discover or any of its Subsidiaries that, as of September 30, 2023, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, each Loan of Discover or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Discover and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, each outstanding Loan of Discover or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Discover and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.27 Credit Card Accounts and Receivables. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, (a) the accounts and Receivables related to the credit cards issued by Discover Bank and any portfolio of credit card accounts and Receivables acquired by the Discover Bank (collectively, the “Discover Credit Card Accounts and Receivables”) (other than those acquired from a third party) have been originated, created, maintained and serviced in compliance with all applicable laws, rules and regulations and Discover’s policies and procedures, and are being maintained in accordance with the Account Agreements and the Discover’s written underwriting standards, (b) in the case of any Discover Credit Card Accounts and Receivables acquired from a third party, to the knowledge of Discover, such accounts and Receivables have been originated, created, maintained and serviced in compliance in all material respects with all applicable laws, rules and regulations and the originator’s policies and procedures, (c) the interest rates, fees and charges in connection with the Discover Credit Card Accounts and Receivables comply with all applicable laws, rules and regulations and the applicable Account Agreements, (d) all disclosures made in connection with the Discover Credit Card Accounts and Receivables complied with all applicable laws, rules and regulations as of the time made and (e) the Account Agreements, as they relate to the Discover Credit Card Accounts and Receivables, are enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). For purposes of this Agreement:

(i) “Receivables” means, with respect to Discover Bank or Capital One Bank, as applicable, any amounts payable by an obligor under any credit card account, including any amounts owing for the payment of goods and services, donations and other gifts, cash advances, cash advance fees, access check fees, card membership fees, accrued interest and other finance charges, and any other fee, expense, charge, or other amount of every nature, kind and description whatsoever, less any amount owed by Discover Bank or Capital One Bank, as applicable, or any of its respective Affiliates, to the obligor as a credit balance, but only to the extent that such amounts payable by the obligor are owned by Discover Bank or Capital One Bank, as applicable, or its respective Affiliates, directly or indirectly through a securitization exposure or otherwise.

(ii) “Account Agreement” means, with respect to Discover Bank or Capital One Bank, as applicable, an agreement between Discover Bank or Capital One Bank, as applicable (whether as an original party, successor or assign to such agreement) or any other Subsidiary of Discover or Capital One, as applicable (whether as an original party, successor or assign to such agreement) and a person or persons under which an account is established and credit cards are issued to or on behalf of such person or persons.

3.28 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Discover, (a) Discover and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Discover reasonably has determined to be prudent and consistent with industry practice, and Discover and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Discover and its Subsidiaries, Discover or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Discover or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Discover nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.29 Networks.

(a) (i) Section 3.29(a)(i) of the Discover Disclosure Schedule sets forth a true and complete list of the Networks’ ten (10) largest revenue relationships, as measured by revenue generated from such relationships in (A) the year ended December 31, 2022 and (B) the nine (9) months ended September 30, 2023, and (ii) Section 3.29(a)(ii) of the Discover Disclosure Schedule sets forth a true and complete list of the ten (10) largest vendors and service providers to the Networks, as measured by the costs accrued to such relationships in (A) the year ended December 31, 2022 and (B) the nine (9) months ended September 30, 2023 (each of the relationships contemplated by (i) and (ii), a “Covered Partner”). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, since December 31, 2022, Discover and its Subsidiaries have not received any written notice from any Covered Partner that such Covered Partner intends to discontinue or substantially reduce its relationship with Discover or any of its Subsidiaries, terminate or adversely amend any existing material contract with Discover or any of its Subsidiaries, or not continue its relationship with Discover or any of its Subsidiaries.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, Discover and its Subsidiaries have, since January 1, 2021, complied with and are not in default under any law, statute, order, rule, regulation, policy, guideline, bylaws or requirements of any applicable network alliance, association or exchange, in each case applicable to the Networks or which maintain relationships with the Networks.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, to the knowledge of Discover, no third party has gained unauthorized access to or misused any Personal Data or any hardware, software, code, systems, servers, networks, data communications lines and other information technology and equipment (collectively “IT Systems”) used in the operation, maintenance or support of the Networks (collectively, “Network Software and IT Systems”), in each case in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the Networks or (ii) a duty to notify any person. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, Discover and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, Data Protection Laws and all contracts to the extent such contracts relate to the processing of Personal Data, that are designed to protect their products and services and the Network Software and IT Systems from unauthorized access and free from any disabling codes or instructions, spyware, trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of software, data or other materials (“Malicious Code”). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, the Network Software and IT Systems are (i) free from Malicious Code and (ii) have not, since December 31, 2020, experienced any failure or malfunction.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, the Network Software and IT Systems have not, since December 31, 2020, suffered an unscheduled outage or other failure.

3.30 No Investment Adviser or Broker-Dealer Subsidiary.

(a) Neither Discover nor any Discover Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(b) Neither Discover nor any Discover Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Discover in this Article III, neither Discover nor any other person makes any express or implied representation or warranty with respect to Discover, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Discover hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Discover nor any other person makes or has made any representation or warranty to Capital One or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Discover, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Discover in this Article III, any oral or written information presented to Capital One or any of its Affiliates or representatives in the course of their due diligence investigation of Discover, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Discover acknowledges and agrees that neither Capital One nor Merger Sub nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAPITAL ONE AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Capital One and Merger Sub to Discover concurrently herewith (the “Capital One Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Capital One Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Capital One that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Capital One Reports filed by Capital One since December 31, 2021, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), Capital One and Merger Sub hereby represent and warrant to Discover as follows:

4.1 Corporate Organization.

(a) Capital One is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Capital One and Merger Sub has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Capital One and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One. True and complete copies of the Restated Certificate of Incorporation of Capital One (the “Capital One Charter”) and the Amended and Restated Bylaws of Capital One (the “Capital One Bylaws”) and the certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and the bylaws of Merger Sub (the “Merger Sub Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Capital One to Discover.

(b) Each Subsidiary of Capital One (a “Capital One Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Capital One and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Capital One or any Subsidiary of Capital One to pay dividends or distributions except, in the case of Capital One or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Subsidiary of Capital One that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Capital One Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Capital One that would constitute significant Subsidiaries. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Capital One other than the Capital One Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of Capital One consists of 1,000,000,000 shares of Capital One Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share. As of February 15, 2024, there were (i) 380,373,476 shares of Capital One Common Stock issued and outstanding; (ii) 316,375,901 shares of Capital One Common Stock held in treasury; (iii) 403,823 shares of Capital One Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Capital One Common Stock (“Capital One Stock Options”); (iv) 10,484,834 shares of Capital One Common Stock reserved for issuance upon the settlement of outstanding Capital One RSU Awards; (v) 1,340,794 shares of Capital One Common Stock (assuming performance goals are satisfied at the target level) or 2,011,317 shares of Capital One Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance unit awards in respect of shares of Capital One Common Stock (“Capital One PSU Awards”); (vi) 3,459,690 shares of Capital One Common Stock reserved for issuance under the Capital One Amended and Restated 2002 Associates Stock Purchase Plan (the “Capital One ASPP”); and (vii) (A) 1,500,000 shares of preferred stock, which have been designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series I, issued and outstanding, (B) 1,250,000 shares of preferred stock, which have been designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series J, issued and outstanding, (C) 125,000 shares of preferred stock, which have been designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series K, issued and outstanding, (D) 675,000 shares of preferred stock, which have been designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series L, issued and outstanding, (E) 1,000,000 shares of preferred stock, which have been designated as Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M, issued and outstanding and (F) 425,000 shares of preferred stock, which have been designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series N, issued and outstanding (the preferred stock described in subclauses (A) through (F), the “Capital One Preferred Stock”). As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since February 15, 2024 resulting from the exercise, vesting or settlement of any Capital One Stock Options, Capital One

RSU Awards and Capital One PSU Awards (collectively, the “Capital One Equity Awards”) issued prior to the date of this Agreement as described in the immediately preceding sentence or the exercise of options to purchase shares of Capital One Common Stock under the Capital One ASPP, there are no shares of capital stock or other voting securities or equity interests of Capital One issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Capital One Common Stock and Capital One Preferred Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Capital One is current on all dividends payable on the outstanding shares of Capital One Preferred Stock and has complied in all material respects with the terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Capital One or Merger Sub may vote. Except as set forth in Section 4.2(a) of the Capital One Disclosure Schedule, no trust preferred or subordinated debt securities of Capital One are issued or outstanding. Other than Capital One Equity Awards and Capital One Preferred Stock issued prior to the date of this Agreement as described in this Section 4.2(a) or the exercise of options to purchase shares of Capital One Common Stock under the Capital One ASPP, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Capital One, or contracts, commitments, understandings or arrangements by which Capital One may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Capital One or that otherwise obligate Capital One to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than the Capital One Equity Awards or options to purchase shares of Capital One Common Stock under the Capital One ASPP, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Capital One or any of its Subsidiaries) are outstanding. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Capital One or any of its Subsidiaries is a party with respect to the voting or transfer of Capital One Common Stock, capital stock or other voting or equity securities or ownership interests of Capital One or granting any stockholder or other person any registration rights.

(b) Capital One owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Capital One Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock of which, as of the date of this Agreement, 100 shares were issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time will be, owned by Capital One. Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Mergers and the other transactions contemplated hereby.

4.3 Authority; No Violation.

(a) Each of Capital One and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, upon receipt of the Requisite Capital One Vote (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers) have been duly and validly approved by the Board of Directors of Capital One and Merger Sub. The Board of Directors of Capital One has unanimously determined that the transactions contemplated hereby (including the Mergers), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Capital One and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers), and has directed that the issuance of shares of Capital One Common Stock in connection with the Merger (the “Capital One Share Issuance”) be submitted to Capital One’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. The Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its sole stockholder and has adopted a resolution to the foregoing effect. Capital One, as Merger Sub’s sole stockholder, has adopted and approved this Agreement and the transactions contemplated hereby by written consent. Except for (i) the approval of the Capital One Share Issuance by the affirmative vote of a majority of the votes cast by the holders of Capital One Common Stock at the Capital One Meeting (the “Requisite Capital One Vote”), (ii) the adoption and approval of the Bank Merger Agreement by Capital One as Capital One Bank’s sole stockholder, (iii) the adoption, approval and filing of Certificates of Designation with respect to the New Capital One Preferred Stock with the Delaware Secretary, and (iv) the adoption of resolutions to give effect to the provisions of Section 6.12 in connection with the Closing, no other corporate proceedings on the part of Capital One or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Capital One and Merger Sub and (assuming due authorization, execution and delivery by Discover) constitutes a valid and binding obligation of each of Capital One and Merger Sub, enforceable against each of Capital One and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Capital One Common Stock and New Capital One Preferred Stock to be issued in the Mergers have been validly authorized (subject to the receipt of the Requisite Capital One Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Capital One will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Capital One or Merger Sub, nor the consummation by Capital One or Merger Sub of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by Capital One or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Capital One Charter or the Capital One Bylaws or the Merger Sub Charter or the Merger Sub Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Capital One or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Capital One or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Capital One or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Capital One.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Discover Disclosure Schedule or Section 4.4 of the Capital One Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (g) the filing of the Certificates of Merger with the Delaware Secretary pursuant to the DGCL, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and the filing of Certificates of Designation for the New Capital One Preferred Stock with the Delaware Secretary and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Capital One Common Stock and New Capital One Preferred Stock pursuant to this Agreement and the approval of the listing of such Capital One Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Capital One and Merger Sub of this Agreement or (ii) the consummation by Capital One and Merger Sub of the Mergers, as applicable, and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Capital One is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and Bank Merger on a timely basis.

4.5 Reports. Capital One and each of its Subsidiaries have timely filed (or furnished) all reports, forms, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2021 with any Regulatory Agencies, including any report, form, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Capital One. Subject to Section 9.14,

except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Capital One and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Capital One, investigation into the business or operations of Capital One or any of its Subsidiaries since January 1, 2021, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Capital One or any of its Subsidiaries and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Capital One or any of its Subsidiaries since January 1, 2021, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One.

4.6 Financial Statements.

(a) The financial statements of Capital One and its Subsidiaries included (or incorporated by reference) in the Capital One Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Capital One and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Capital One and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2020, no independent public accounting firm of Capital One has resigned (or informed Capital One that it intends to resign) or been dismissed as independent public accountants of Capital One as a result of or in connection with any disagreements with Capital One on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, neither Capital One nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Capital One included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Capital One and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Capital One or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Capital One. Capital One (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Capital One, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Capital One by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed in writing, based on its most recent evaluation prior to the date hereof, to Capital One’s outside auditors and the audit committee of the Board of Directors of Capital One (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Capital One’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Capital One’s internal controls over financial reporting. There is no reason to believe that Capital One’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2021, (i) neither Capital One nor any of its Subsidiaries, nor, to the knowledge of Capital One, any director, officer, auditor, accountant or representative of Capital One or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Capital One or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Capital One or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Capital One or any of its Subsidiaries, whether or not employed by Capital One or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Capital One or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Capital One or to the knowledge of Capital One, to any director or officer of Capital One.

4.7 Broker’s Fees. With the exception of the engagement of Centerview Partners LLC, neither Capital One nor any Capital One Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other transactions contemplated by this Agreement. Capital One has disclosed to Discover as of the date hereof the aggregate fees provided for in connection with the engagement by Capital One of Centerview Partners LLC related to the Mergers and the other transactions contemplated hereunder.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2022, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One.

(b) Since December 31, 2022, Capital One and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, neither Capital One nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Capital One, threatened in writing, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Capital One or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Capital One, any of its Subsidiaries or the assets of Capital One or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its Affiliates) that would reasonably be expected to be material to the Surviving Entity and its Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns. Each of Capital One and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Capital One nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Capital One and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Capital One and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Capital One nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Capital One and its Subsidiaries or the assets of Capital One and its Subsidiaries that has not been accrued in the latest audited balance sheet included in the Capital One Reports. Neither Capital One nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Capital One and its Subsidiaries). Neither Capital One nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Capital One) or (B) has any liability for the Taxes of any person (other than Capital One or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Capital One nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of

Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Capital One nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Capital One been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11 Employees.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, each Capital One Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Capital One Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Capital One or any Subsidiary or any trade or business of Capital One or any of its Subsidiaries, whether or not incorporated, all of which together with Capital One would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Capital One ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Capital One or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of Capital One or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan or any plan, program or arrangement sponsored by a Governmental Entity.

(b) Capital One has made available to Discover true and complete copies of each material Capital One Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter and (iv) the most recently prepared actuarial report.

(c) The IRS has issued a favorable determination letter or opinion with respect to each Capital One Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Capital One Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Capital One, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Capital One Qualified Plan or the related trust.

(d) Except as would not result in any material liability to Capital One and its Subsidiaries, taken as a whole, with respect to each Capital One Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Capital One Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Capital One Benefit Plan’s actuary with respect to such Capital One Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Capital One Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or expected to be incurred by Capital One or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Capital One Benefit Plan.

(e) None of Capital One and its Subsidiaries nor any Capital One ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of Capital One and its Subsidiaries nor any Capital One ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f) Except as would not result in any material liability to Capital One or its Subsidiaries, taken as a whole, no Capital One Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980 of the Code.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, all contributions required to be made to any Capital One Benefit Plan by applicable law or by any plan document or other contractual undertaking, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Capital One.

(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Capital One’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Capital One Benefit Plans, any fiduciaries thereof with respect to their duties to the Capital One Benefit Plans or the assets of any of the trusts under any of the Capital One Benefit Plans that would reasonably be expected to result in any liability of Capital One or any of its Subsidiaries in an amount that would be material to Capital One and its Subsidiaries, taken as a whole.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, none of Capital One and its Subsidiaries nor any Capital One ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Capital One Benefit Plans or their related trusts, Capital One, any of its Subsidiaries or any Capital One ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Capital One or any of its Subsidiaries, or result in any limitation on the right of Capital One or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Capital One Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Capital One or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) No Capital One Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, there are no pending or, to Capital One’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Capital One or any of its Subsidiaries, or any strikes or other labor disputes against Capital One or any of its Subsidiaries. Neither Capital One nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Capital One or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, there are no pending or, to the knowledge of Capital One, threatened organizing efforts by any union or other group seeking to represent any employees of Capital One or any of its Subsidiaries.

(m) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, each Capital One Benefit Plan that is subject to the laws of a jurisdiction other than the United States (whether or not U.S. law also applies) (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.12 SEC Reports. Capital One has previously made available to Discover an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2020 by Capital One pursuant to the Securities Act or the Exchange Act (the “Capital One Reports”) and (b) communication mailed by Capital One to its stockholders since December 31, 2020 and prior to the date hereof, and no such Capital One Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2020, as of their respective dates, all Capital One Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Capital One has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.13 Compliance with Applicable Law.

(a) Capital One and each of its Subsidiaries hold, and have at all times since December 31, 2020, held, all licenses, registrations, franchises, certificates, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One, and to the knowledge of Capital One, no suspension or cancellation of any such necessary license, registration, franchise, certificate, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One, Capital One and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity applicable to Capital One or any of its Subsidiaries, including all laws related to data protection or privacy (including Data Protection Laws), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) Capital One Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d) Capital One maintains a written information privacy and security program that includes measures reasonably designed to protect the privacy, confidentiality and security of all Personal Data processed or otherwise handled by or on behalf of Capital One against any Security Breach. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, Capital One and its Subsidiaries have taken commercially reasonable measures, consistent with general industry practices, designed to ensure the confidentiality, privacy and security of Personal Data processed or otherwise handled by or on behalf of Capital One. To the knowledge of Capital One, Capital One has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One. To the knowledge of Capital One, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Capital One. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, Capital One and its Subsidiaries are in compliance with all of its and their privacy policies relating to Personal Data.

(e) Without limitation, none of Capital One or any of its Subsidiaries or to the knowledge of Capital One, any director, officer, employee, agent or other person acting on behalf of Capital One or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Capital One or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Capital One or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Capital One or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Capital One or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Capital One or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Capital One or any of its Subsidiaries or (vii) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One.

(f) As of the date hereof, Capital One and Capital One Bank each meet the applicable published criteria to be “well-capitalized” (as such term is defined in the relevant regulation of the applicable institution’s primary federal banking regulator).

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One, (i) Capital One and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Capital One, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

4.14 Certain Contracts.

(a) Except as set forth in Section 4.14(a) of the Capital One Disclosure Schedule or as filed with any Capital One Reports, as of the date hereof, neither Capital One nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Capital One Benefit Plan and any contract, arrangement, commitment or understanding solely among Capital One and any wholly owned Subsidiaries of Capital One or solely among wholly owned Subsidiaries of Capital One:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by Capital One or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);

(iii) with or to a labor union or guild with respect to any employees of Capital One or any its Subsidiaries (including any collective bargaining agreement);

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Capital One Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One;

(v) (A) that relates to the incurrence of indebtedness by Capital One or any of its Subsidiaries, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Capital One or any of its Subsidiaries of, or any similar commitment by Capital One or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $40,000,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Capital One or its Subsidiaries;

(vii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Capital One or any of its Subsidiaries; or

(viii) that relates to the acquisition or disposition of any person, business or asset and under which Capital One or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Capital One Disclosure Schedule, is referred to herein as a “Capital One Contract.” Capital One has made available to Discover true, correct and complete copies of each Capital One Contract in effect as of the date hereof.

(b) (i) Each Capital One Contract is valid and binding on Capital One or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Capital One, (ii) Capital One and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Capital One Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Capital One, (iii) to the knowledge of Capital One, each third-party counterparty to each Capital One Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Capital One Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Capital One, (iv) neither Capital One nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Capital One Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Capital One or any of its Subsidiaries or, to the knowledge of Capital One, any other party thereto, of or under any such Capital One Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Capital One.

4.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither Capital One nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Capital One Disclosure Schedule, a “Capital One Regulatory Agreement”), nor has Capital One or any of its Subsidiaries been advised since January 1, 2021, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Capital One Regulatory Agreement.

4.16 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Capital One or any of its Subsidiaries or for the account of a customer of Capital One or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Capital One or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Capital One and each of its Subsidiaries have duly performed in all material respects all of their respective material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Capital One, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, Capital One and its Subsidiaries are in compliance, and since December 31, 2022 have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Capital One, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Capital One or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Capital One, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One. To the knowledge of Capital One, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One. Capital One is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One.

4.18 Investment Securities and Commodities. Each of Capital One and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Capital One’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Capital One or its Subsidiaries. Such securities and commodities are valued on the books of Capital One in accordance with GAAP in all material respects.

4.19 Real Property. Capital One or a Capital One Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Capital One Reports as being owned by Capital One or a Capital One Subsidiary or acquired after the date thereof which are material to Capital One’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Capital One Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Capital One Reports or acquired after the date thereof which are material to Capital One’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Capital One Owned Properties, the “Capital One Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and to the knowledge of Capital One, each such lease is valid without material default thereunder by the lessee or, to the knowledge of Capital One, the lessor. There are no pending or, to the knowledge of Capital One, threatened condemnation proceedings against the Capital One Real Property.

4.20 Intellectual Property. Capital One and each of its Subsidiaries owns (free and clear of any material Liens), or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One: (a) (i) to the knowledge of Capital One, the conduct by Capital One and its Subsidiaries of their respective businesses does not infringe, misappropriate or otherwise violate the rights of any person and (ii) no person has asserted in writing to Capital One that Capital One or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Capital One, no person is challenging, infringing on, misappropriating or otherwise violating any right of Capital One or any of its Subsidiaries with respect to any Intellectual Property owned by Capital One or its Subsidiaries, and (c) neither Capital One nor any Capital One Subsidiary has received any written notice of any pending claim challenging the ownership, validity or enforceability of any Intellectual Property owned by Capital One or any Capital One Subsidiary, and Capital One and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Capital One and its Subsidiaries.

4.21 Related Party Transactions. As of the date hereof, except as set forth in any Capital One Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Capital One or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Capital One or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Capital One Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Capital One), on the other hand, of the type required to be reported in any Capital One Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.22 State Takeover Laws. The Board of Directors of each of Capital One and Merger Sub has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

4.23 Reorganization. Capital One has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.24 Opinion. Prior to the execution of this Agreement, Capital One has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Centerview Partners LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to Capital One. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.25 Capital One Information. The information relating to Capital One and its Subsidiaries or that is provided by Capital One or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (to the extent that portions thereof relate only to Capital One or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (to the extent that portions thereof relate only to Capital One or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.26 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 4.26(a) of the Capital One Disclosure Schedule, neither Capital One nor any of its Subsidiaries is a party to any written or oral Loan in which Capital One or any Subsidiary of Capital One is a creditor that, as of September 30, 2023, had an outstanding balance of $100,000,000 or more and under the terms of which the obligor was, as of September 30, 2023, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.26(a) of the Capital One Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Capital One and its Subsidiaries that, as of September 30, 2023, had an outstanding balance of $100,000,000 or more and were classified by Capital One as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Capital One or any of its Subsidiaries that, as of September 30, 2023, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, each Loan of Capital One or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Capital One and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, each outstanding Loan of Capital One or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Capital One and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.27 Credit Card Accounts and Receivables. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, (a) the accounts and Receivables related to the credit cards issued by Capital One Bank and any portfolio of credit card accounts and Receivables acquired by the Capital One Bank (collectively, the “Capital One Credit Card Accounts and Receivables”) (other than those acquired from a third party) have been originated, created, maintained and serviced in compliance with all applicable laws, rules and regulations and Capital One’s policies and procedures, and are being maintained in accordance with the Account Agreements and the Capital One’s written underwriting standards, (b) in the case of any Capital One Credit Card Accounts and Receivables acquired from a third party, to the knowledge of Capital One, such accounts and Receivables have been originated, created, maintained and serviced in compliance in all material respects with all applicable laws, rules and regulations and the originator’s policies and procedures, (c) the interest rates, fees and charges in connection with the Capital One Credit Card Accounts and Receivables comply with all applicable laws, rules and regulations and the applicable Account Agreements, (d) all disclosures made in connection with the Capital One Credit Card Accounts and Receivables complied with all applicable laws, rules and regulations as of the time made and (e) the Account Agreements, as they relate to the Capital One Credit Card Accounts and Receivables, are enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions).

4.28 Insurance. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, (a) Capital One and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Capital One reasonably has determined to be prudent and consistent with industry practice, and Capital One and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Capital One and its Subsidiaries, Capital One or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Capital One or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Capital One nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.29 IT Systems.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, to the knowledge of Capital One, no third party has gained unauthorized access to or misused any Personal Data or any IT Systems used in the operation of their respective businesses (collectively, “Capital One Software and IT Systems”), in each case in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the Networks or (ii) a duty to notify any person. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, Capital One and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, Data Protection Laws and all contracts to the extent such contracts relate to the processing of Personal Data, that are designed to protect their products and services and the Capital One Software and IT Systems from unauthorized access and free from any Malicious Code. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, the Capital One IT Systems are (i) free from Malicious Code and (ii) have not, since December 31, 2020, experienced any failure or malfunction.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, the Capital One Software and IT Systems have not, since December 31, 2020, suffered an unscheduled outage or other failure.

4.30 No Investment Advisor Subsidiary. Neither Capital One nor any Capital One Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

4.31 Broker-Dealer Subsidiary.

(a) Capital One has certain Subsidiaries that are broker-dealers (each, a “Capital One Broker-Dealer Subsidiary”). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One: (i) each Capital One Broker-Dealer

Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each Capital One Broker-Dealer Subsidiary is a member in good standing with FINRA and all other required SROs and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each Capital One Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of Capital One, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, (i) none of the Capital One Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Capital One Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of Capital One, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

4.32 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Capital One and Merger Sub in this Article IV, neither Capital One nor Merger Sub any other person makes any express or implied representation or warranty with respect to Capital One, its Subsidiaries, Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Capital One and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Capital One nor Merger Sub nor any other person makes or has made any representation or warranty to Discover or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Capital One, Merger Sub, any of their respective Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Capital One and Merger Sub in this Article IV, any oral or written information presented to Discover or any of its Affiliates or representatives in the course of their due diligence investigation of Capital One, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Capital One and Merger Sub acknowledge and agree that neither Discover nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Discover Disclosure Schedule or the Capital One Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), Discover and Capital One shall, and shall cause each of its Subsidiaries to, (a) use reasonable best efforts to conduct its business in the ordinary course in all material respects and (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships.

5.2 Discover Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Discover Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Discover shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Capital One (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than (i) federal funds and Federal Home Loan Bank borrowings, (ii) borrowings pursuant to the Bank Term Funding Program or Discount Window, (iii) entry into repurchase agreements, (iv) deposits (including brokered deposits), (v) purchases of federal funds, (vi) asset securitizations, (vii) sales of certificates of deposit, (viii) capitalized leases and (ix) issuances of letters of credit, in each case, in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Discover or any of its wholly-owned Subsidiaries to Discover or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Discover Securities or Discover Subsidiary Securities, except, in each case, (A) regular quarterly cash dividends by Discover at a rate not in excess of $0.700 per share of Discover Common Stock, (B) dividends paid by any of the Subsidiaries of Discover to Discover or any of its wholly-owned Subsidiaries, (C) dividends provided for and paid on Discover Preferred Stock in accordance with the terms of such Discover Preferred Stock or (D) the acceptance of shares of Discover Common Stock for withholding Taxes incurred in connection with the vesting or settlement of Discover RSU Awards or Discover PSU Awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any stock options, stock-appreciation rights, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Discover Securities or Discover Subsidiary Securities; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Discover Securities or Discover Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Discover Securities or Discover Subsidiary Securities, except pursuant to the settlement of Discover RSU Awards or Discover PSU Awards, in each case, in accordance with the terms of the applicable award agreements;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (including any material Intellectual Property) to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (i) in the ordinary course of business, (ii) cancellation, abandonment, lapse or expiry in the ordinary course of business of any Intellectual Property owned by Discover or its Subsidiaries that is not material to any of their businesses and (iii) grants of non-exclusive licenses to Intellectual Property in the ordinary course of business;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly-owned Subsidiary of Discover;

(e) (i) terminate, materially amend, or waive any material provision of, any Discover Contract, or make any change in any instrument or agreement governing the terms of any of its securities, other than in the ordinary course of business without material adverse changes of terms with respect to Discover or (ii) enter into any contract that would constitute a Discover Contract of the type described in Section 3.14(a)(ii), (iii), (iv), (vi), (vii) or (xi) if it were in effect on the date of this Agreement (other than normal renewals of contracts or replacement of substantially similar services in the ordinary course of business without material adverse changes of terms with respect to Discover);

(f) except as required under applicable law or the terms of any Discover Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, materially amend or terminate any Discover Benefit Plan, or any arrangement that would be a Discover Benefit Plan if in effect on the date hereof, other than (x) in the ordinary course of business consistent with past practice and (y) with respect to Discover Benefit Plans that are health and welfare plans, as would not reasonably be expected to materially increase the cost of providing benefits under any such Discover Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual contractor or consultant, other than increases in annual base salary or wages in the ordinary course of business consistent with past practice and within the limitations set forth in Section 5.2(f) of the Discover Disclosure Schedule, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, other than the entry into offer letters in the ordinary course of business consistent with past practice that do not provide for enhanced or change in control severance (other than within the limitations on participation in the Discover Change in Control Severance Policy set forth in Section 5.2(f) of the Discover Disclosure Schedule), (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Discover Benefit Plan, (vi) terminate the employment of any employee at the level of Executive Vice President or above, other than for cause, (vii) hire any employee at the level of Senior Vice President or above or any individual independent contractor with annual compensation of $250,000 or more (other than as a replacement hire receiving substantially similar annual compensation and with terms consistent with and subject to the limitations on participation in the Discover Change in Control Severance Policy set forth in Section 5.2(f) of the Discover Disclosure Schedule), or (viii) promote, change the employee level, grade or title of or otherwise materially alter the role of any employee to the level of Senior Vice President or above or any individual independent contractor with annual compensation of $250,000 or more (unless such action (x) is to fill a vacant position (in lieu of a replacement hire) with substantially similar annual compensation as the individual being replaced and with the terms of such promotion to be consistent with and subject to the limitations on participation in the Discover Change in Control Severance Policy set forth in Section 5.2(f) of the Discover Disclosure Schedule or (y) does not affect the individual’s compensation or benefits);

(g) settle any claim, suit, action or proceeding, other than the settlement of any claim, suit, action or proceeding involving a monetary payment by Discover or its Subsidiaries in an amount not to exceed $10,000,000 individually or $50,000,000, in excess of current reserves as of the date of this Agreement, in the aggregate and which does not involve any injunctive relief against, or any finding or admission of any violation of law or wrongdoing by, and would not impose any material restriction on, or create any precedent that would be materially adverse to, Discover or its Subsidiaries or the Surviving Entity or its Subsidiaries;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the Discover Charter, the Discover Bylaws or comparable governing documents of its Subsidiaries that are “significant Subsidiaries”;

(j) merge or consolidate itself or any of its “significant Subsidiaries” with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its “significant Subsidiaries”;

(k) other than in prior consultation with Capital One, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m) enter into any new material line of business or business operations, or abandon or discontinue any existing material line of business or business operations, or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(n) make, or commit to make, any capital expenditures that exceed $10,000,000 individually or $30,000,000 in the aggregate, other than as set forth in Discover’s capital expenditure budget set forth in Section 5.2(n) of the Discover Disclosure Schedule;

(o) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(p) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Discover or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Discover Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(q) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Capital One Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Capital One Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Capital One shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Discover (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Capital One Charter or the Capital One Bylaws in a manner that would adversely affect the holders of Discover Common Stock, or adversely affect the holders of Discover Common Stock relative to other holders of Capital One Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Capital One;

(c) make, declare, pay or set a record date for any dividend, or any other distribution on, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by Capital One at a rate not in excess of $0.600 per share of Capital One Common Stock, (B) dividends paid by any of the Subsidiaries of Capital One to Capital One or any of its wholly-owned Subsidiaries, (C) dividends provided for and paid on Capital One Preferred Stock in accordance with the terms of such Capital One Preferred Stock or (D) the acceptance of shares of Capital One Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(d) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(e) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Capital One or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Capital One Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Capital One and Discover shall prepare and file with the SEC the Joint Proxy Statement, and Capital One shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Capital One and Discover, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of Capital One and Discover shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Capital One and Discover shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Capital One shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Discover shall furnish all information concerning Discover and the holders of Discover Common Stock and Discover Preferred Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), (ii) obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), and comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities and (iii) contest, defend and appeal any action or proceeding by a Governmental Entity (other than a bank regulatory agency), whether judicial or administrative, challenging this Agreement or the consummation of the Mergers and the transactions contemplated hereby. Capital One and Discover shall have the right to review in advance, and, unless not practicable, each will consult the other on, and give reasonable time to comment on, in each case subject to applicable laws relating to the exchange of information, any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board and the OCC or (ii) as set forth in Section 3.4 or Section 4.4, that are necessary to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c) Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Capital One or Discover or any of their respective Subsidiaries, and neither Capital One nor Discover nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Mergers (a “Materially Burdensome Regulatory Condition”).

(d) Capital One and Discover shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Capital One, Discover or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

(e) Capital One and Discover shall promptly advise each other upon receiving any material substantive communication from any Governmental Entity relating to any Requisite Regulatory Approval or other approval or clearance of any Governmental Entity being sought in connection with the transactions contemplated by this Agreement and/or the Bank Merger Agreement. For the avoidance of doubt, Section 9.14 shall not preclude either party from fulfilling its obligation under this Section 6.1(e) to the extent permissible under applicable law.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, each of Capital One and Discover, for the purposes of verifying the representations and warranties of the other and preparing for the Mergers and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to such properties, books, contracts, personnel and records as reasonably requested by the other party, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of Capital One and Discover shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Capital One or Discover, as the case may be, is not permitted to disclose under applicable law) and (ii) such other information concerning its business, properties and personnel as such party may reasonably request (other than reports or documents that Capital One or Discover, as the case may be, is not permitted to disclose under applicable law). Neither Capital One nor Discover nor any of their respective Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of Capital One’s or Discover’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Capital One and Discover shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 23, 2023 between Capital One Services, LLC and Discover (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Stockholders’ Approvals. Each of Capital One and Discover shall call a meeting of its stockholders (the “Capital One Meeting” and the “Discover Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Discover Vote and the Requisite Capital One Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Discover and Capital One shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Capital One and Discover and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of Capital One and Discover, as applicable, the Requisite Capital One Vote and the Requisite Discover Vote, as applicable, including by communicating to the respective stockholders of Capital One and Discover its respective recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Capital One, the stockholders of Capital One approve the Capital One Share Issuance (the “Capital One Board Recommendation”), and in the case of Discover, the stockholders of Discover adopt this Agreement (the “Discover Board Recommendation”). Each of Capital One and Discover and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Capital One Board Recommendation, in the case of Capital One, or the Discover Board Recommendation, in the case of Discover, (ii) fail to make the Capital One Board Recommendation, in the case of Capital One, or the Discover Board Recommendation, in the case of Discover, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Capital One Board Recommendation, in the case of Capital One, or the Discover Board Recommendation, in the case of Discover, in each case within ten (10) business days (or such fewer number of days as remains prior to the Capital One Meeting or the Discover Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Capital One or

Discover, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Capital One Board Recommendation or the Discover Board Recommendation, as applicable, such Board of Directors may, in the case of Capital One, prior to the receipt of the Requisite Capital One Vote, and in the case of Discover, prior to the receipt of the Requisite Discover Vote, submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Capital One Board Recommendation or Discover Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Capital One or Discover shall adjourn or postpone the Capital One Meeting or the Discover Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Capital One Common Stock or Discover Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Discover or Capital One, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Discover Vote or the Requisite Capital One Vote; provided that the date of the Capital One Meeting or the Discover Meeting, as applicable, is not postponed or adjourned more than twice and in each case for more than an aggregate of 15 days in connection with any one postponement or adjournment or more than an aggregate of 30 days from the original date of the applicable meeting in reliance on the preceding sentence (excluding any adjournments or postponements required by applicable law). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the Capital One Meeting shall be convened and the Capital One Share Issuance shall be submitted to the stockholders of Capital One at the Capital One Meeting and (y) the Discover Meeting shall be convened and this Agreement shall be submitted to the stockholders of Discover at the Discover Meeting, and nothing contained herein shall be deemed to relieve either Capital One or Discover of such obligation. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Capital One or Discover, as applicable, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Capital One and Discover shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Discover or Capital One or any of their respective Subsidiaries in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Capital One shall cause the shares of Capital One Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters.

(a) Capital One shall, and shall cause each of its Subsidiaries to, for the one-year period following the Effective Time, maintain for the each employee of Discover and any of its Subsidiaries as of the Effective Time who remains so employed immediately following the Effective Time (the “Continuing Employees”), for so long as they are employed by the Surviving Entity following the Effective Time (i) base salary or wages (as applicable) that is no less favorable than that provided to the Continuing Employee as of immediately prior to the Effective Time, (ii) target annual cash incentive compensation and target long-term incentive compensation opportunities that are no less favorable in the aggregate to the aggregate target annual cash incentive compensation and target long-term incentive compensation opportunities provided to the Continuing Employee as of immediately prior to the Effective Time, (iii) employee benefits (other than severance) that are substantially comparable in the aggregate to the employee benefits (other than severance) provided by Discover to the Continuing Employees as of immediately prior to the Effective Time, and (iv) severance benefits no less favorable than the severance benefits provided to the Continuing Employees under the plans listed in Section 6.6(a) of the Discover Disclosure Schedule.

(b) With respect to any Capital One Benefit Plans in which any Continuing Employees become eligible to participate on or after the Effective Time, Capital One shall, and shall cause each of its Subsidiaries to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such Capital One Benefit Plans that provide health care benefits, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Discover Benefit Plan, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Capital One Benefit Plan that provides health care benefits, to the same extent that such credit was given under the analogous Discover Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any such Capital One Benefit Plan, and (iii) use commercially reasonable efforts to recognize all service of such employees with Discover and its Subsidiaries for purposes of eligibility to participate, vesting and levels of benefits in any such Capital One Benefit Plan to the same extent that such service was taken into account under the analogous Discover Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in a duplication of benefits for the same period of service, (B) for purposes of any pension plan or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) If requested by Capital One in writing delivered to Discover not less than twenty (20) business days before the Closing Date, the Board of Directors of Discover (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Discover 401(k) Plan (the “Discover 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Capital One requests that the Discover 401(k) Plan be terminated, (i) Discover shall provide Capital One with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Capital One)not later than five (5) days immediately preceding the Closing Date and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Capital One or one of its Subsidiaries (the “Capital One 401(k) Plan”). Capital One and Discover shall take all actions as may be required, including amendments to the Discover 401(k) Plan and/or the Capital One 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the Capital One 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.

(d) Effective as of the Effective Time, Capital One shall, or shall cause one of its Subsidiaries to, assume and honor the Discover Benefit Plans in accordance with their terms, it being understood that this sentence shall not be construed to limit the ability of Capital One or any of its Subsidiaries or Affiliates to amend or terminate any Discover Benefit Plan in accordance with its terms.

(e) Following the date hereof, Discover and Capital One shall, and shall cause their respective Affiliates to, cooperate and use good faith efforts in all matters reasonably necessary for employee, compensation and benefits integration, including exchanging information and data relating to employees, organizational structure, compensation and employee benefits, and distributing communications to the employees of Discover and its

Affiliates. Prior to the Closing, Capital One shall be provided the opportunity to review and comment on any broad-based or otherwise material employee notices or communication materials (including website postings) regarding the transactions contemplated by this Agreement from Discover or its Affiliates to the employees of Discover and its Affiliates, including broad-based or otherwise material notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment after the Closing prepared by Discover or its Affiliates prior to their distribution, and Discover and its Affiliates shall reflect any reasonable comments promptly received from Capital One.

(f) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Capital One or Discover or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Entity, Discover, Capital One or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Discover, Capital One or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Surviving Entity, Discover, Capital One or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Discover Benefit Plan, Capital One Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity, Discover, Capital One or any of their Subsidiaries or Affiliates to amend, modify or terminate any Discover Benefit Plan, Capital One Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Surviving Entity, Discover, Capital One or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by Discover pursuant to the Discover Charter, the Discover Bylaws, the governing or organizational documents of any Subsidiary of Discover and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the Discover Disclosure Schedule, each present and former director, officer or employee of Discover and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Discover Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of or pertaining to the fact that such person is or was a director, officer or employee of Discover or any of its Subsidiaries and pertaining to matters or facts existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Discover Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Discover Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Discover (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Discover and any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Discover for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Capital One or Discover, in consultation with, but only upon the consent of Capital One, may (and at the request of Capital One, Discover shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Discover’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Discover Indemnified Party and his or her heirs and representatives, each of whom shall be express third-party beneficiaries of this Section 6.7. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7. The obligations of the Surviving Entity or any of its successors under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Discover Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Discover Indemnified Party or affected person.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Capital One, on the one hand, and a Subsidiary of Discover, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Capital One.

6.9 Advice of Changes. Capital One and Discover shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Dividends. After the date of this Agreement, each of Capital One and Discover shall coordinate with the other the declaration of any dividends in respect of Capital One Common Stock and Discover Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Discover Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Discover Common Stock and any shares of Capital One Common Stock any such holder receives in exchange therefor in the Merger.

6.11 Stockholder Litigation. Each party shall give the other party prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. Each party shall give the other party the opportunity to participate (at the other party’s expense) in the defense or settlement of any such litigation. Each party shall give the other party the right to review and comment on all filings or responses to be made in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that a party shall not be obligated to consent to any settlement which does not include a full release of such party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its Affiliates.

6.12 Board Representation. Capital One shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Board of Directors of Capital One shall be increased by three (3) for a total of fifteen (15) directors, and three (3) current directors of Discover, determined by mutual agreement of Discover and Capital One, shall be appointed to the Board of Directors of Capital One (the “Discover Directors”).

6.13 Acquisition Proposals.

(a) Each party agrees that it will not, will cause each of its Subsidiaries not to and will cause its and their respective officers, directors and employees not to, and will use its reasonable best efforts to cause its agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii)

engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or non-binding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Capital One Vote, in the case or Capital One, or the Requisite Discover Vote, in the case of Discover, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Discover or Capital One, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14 Public Announcements. Discover and Capital One agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15 Change of Method. Discover and Capital One shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the transactions contemplated by this Agreement (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Capital One Common Stock received by holders of Discover Common Stock in exchange for each share of Discover Common Stock or the treatment of the Discover Preferred Stock, (ii) adversely affect the Tax treatment of Discover’s stockholders or Capital One’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Discover or Capital One pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.16 Restructuring Efforts. If either Discover or Capital One shall have failed to obtain the Requisite Discover Vote or the Requisite Capital One Vote at the duly convened Discover Meeting or Capital One Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio, the treatment of the Discover Preferred Stock or the amount or kind of the consideration to be issued to holders of the capital stock of Discover as provided for in this Agreement or any term that would adversely affect the tax treatment of the transactions contemplated hereby in a manner adverse to such party or its stockholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its respective stockholders for adoption or approval.

6.17 Takeover Statutes. None of Discover, Capital One, Mergers Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18 Treatment of Discover Indebtedness. Upon the Second Effective Time, Capital One and/or its Subsidiaries shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Discover and/or its Subsidiaries under the definitive documents governing the indebtedness and other instruments related thereto of Discover and/or its Subsidiaries, and the due and punctual payment of the principal of (and premium, if any) and interest on the notes or other instruments governed thereby. In connection therewith, Capital One and Discover shall cooperate and use reasonable best efforts to execute and deliver (and cause their respective Subsidiaries to execute and deliver, if applicable) any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel required to make such assumption effective as of the Second Effective Time.

6.19 Exemption from Liability Under Section 16(b). Discover and Capital One agree that, in order to most effectively compensate and retain Discover Insiders, both prior to and after the Effective Time, it is desirable that Discover Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Discover Common Stock and Discover Preferred Stock into shares of Capital One Common Stock and New Capital One Preferred Stock in the Mergers and the conversion of Discover Equity Awards into corresponding Capital One Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. Discover shall deliver to Capital One in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Discover subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Discover Insiders”), and the Board of Directors of Capital One and of Discover, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Discover) any dispositions of Discover Common Stock, Discover Preferred Stock or Discover Equity Awards by the Discover Insiders, and (in the case of Capital One) any acquisitions of Capital One Common Stock, New Capital One Preferred Stock, or Capital One Equity Awards by any Discover Insiders who, immediately following the Mergers, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20 Conduct of Merger Sub. Capital One shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. (i) The Capital One Share Issuance shall have been approved by the stockholders of Capital One by the Requisite Capital One Vote and (ii) this Agreement shall have been adopted by the stockholders of Discover by the Requisite Discover Vote.

(b) NYSE Listing. The shares of Capital One Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Capital One and Merger Sub. The obligation of Capital One and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Capital One, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Discover set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Discover set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Discover Bank), Section 3.2(b) (but only with respect to the Discover Subsidiaries set forth on 7.2(a) of the Discover Disclosure Schedule), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material

Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Discover set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Discover or the Surviving Entity. Capital One shall have received a certificate dated as of the Closing Date and signed on behalf of Discover by the Chief Executive Officer or the Chief Financial Officer of Discover to the foregoing effect.

(b) Performance of Obligations of Discover. Discover shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Capital One shall have received a certificate dated as of the Closing Date and signed on behalf of Discover by the Chief Executive Officer or the Chief Financial Officer of Discover to such effect.

(c) Federal Tax Opinion. Capital One shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Capital One, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Capital One, Discover and Merger Sub, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of Discover. The obligation of Discover to effect the Merger is also subject to the satisfaction, or waiver by Discover, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Capital One and Merger Sub set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Capital One and Merger Sub set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Capital One Bank), Section 4.2(b) (but only with respect to Capital One Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Capital One and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Capital One. Discover shall have received a certificate dated as of the Closing Date and signed on behalf of Capital One by the Chief Executive Officer or the Chief Financial Officer of Capital One to the foregoing effect.

(b) Performance of Obligations of Capital One and Merger Sub. Capital One and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Discover shall have received a certificate dated as of the Closing Date and signed on behalf of Capital One by the Chief Executive Officer or the Chief Financial Officer of Capital One to such effect.

(c) Federal Tax Opinion. Discover shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Discover, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Capital One, Discover and Merger Sub, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Discover Vote or the Requisite Capital One Vote:

(a) by mutual written consent of Capital One and Discover;

(b) by either Capital One or Discover if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Capital One or Discover if the Merger shall not have been consummated on or before February 19, 2025 (as it may be extended pursuant to this Section 8.1(c), the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, that, if on such date, any of the conditions to the Closing set forth in (A) Section 7.1(c) or (B) Section 7.1(e) (in the case of clause (B), to the extent related to a Requisite Regulatory Approval) shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended to May 19, 2025, and such date shall become the Termination Date for purposes of this Agreement;

(d) by either Capital One or Discover (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Discover, in the case of a termination by Capital One, or Capital One or Merger Sub, in the case of a termination by Discover, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Capital One, or Section 7.3, in the case of a termination by Discover, and which is not cured within forty-five (45) days following written notice to Discover, in the case of a termination by Capital One, or Capital One, in the case of a termination by Discover, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by Discover, if (i) Capital One or the Board of Directors of Capital One shall have made a Recommendation Change or (ii) Capital One or the Board of Directors of Capital One shall have breached its obligations under Section 6.3 or 6.13 in any material respect; or

(f) by Capital One, if (i) Discover or the Board of Directors of Discover shall have made a Recommendation Change or (ii) Discover or the Board of Directors of Discover shall have breached its obligations under Section 6.3 or 6.13 in any material respect.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Capital One or Discover as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Capital One, Discover, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Capital One nor Merger Sub nor Discover shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Discover or shall have been made directly to the stockholders of Discover or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Discover Meeting) an Acquisition Proposal, in each case with respect to Discover and (A) (x) thereafter this Agreement is terminated by either Capital One or Discover pursuant to Section 8.1(c) without the Requisite Discover Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Capital One pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Discover enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Discover shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Capital One, by wire transfer of same-day funds, a fee equal to $1,380,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Capital One pursuant to Section 8.1(f), then Discover shall pay Capital One, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Capital One or shall have been made directly to the stockholders of Capital One or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Capital One Meeting) an Acquisition Proposal, in each case with respect to Capital One and (A) (x) thereafter this Agreement is terminated by either Capital One or Discover pursuant to Section 8.1(c) without the Requisite Capital One Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Discover pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Capital One enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Capital One shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Discover the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Discover pursuant to Section 8.1(e), then Capital One shall pay Discover, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of Capital One and Discover acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Capital One or Discover, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Capital One or Discover, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Capital One Vote or the Requisite Discover Vote; provided, however, that after the receipt of the Requisite Capital One Vote or the Requisite Discover Vote, there may not be, without further approval of the stockholders of Capital One or Discover, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Capital One or Merger Sub, in the case of Discover, or Discover, in the case of Capital One, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of Capital One or Merger Sub, in the case of Discover, or Discover, in the case of Capital One, and (c)

waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Capital One Vote or the Requisite Discover Vote, there may not be, without further approval of the stockholders of Capital One or Discover, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for those set forth in Section 6.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Capital One and Discover.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (c) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Discover, to:

2500 Lake Cook Road

Riverwoods, Illinois 60015

Attention:  Chief Executive Officer and President

    Executive Vice President, Chief Legal Officer, General

    Counsel and Secretary

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:  H. Rodgin Cohen

Mitchell S. Eitel
Jared M. Fishman
Email:	cohenhr@sullcrom.com
eitelm@sullcrom.com
fishmanj@sullcrom.com

and

(b) if to Capital One or Merger Sub, to:

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102

Attention:	Executive Vice President, Corporate Development
Chief Counsel, Corporate and Strategic Transactions

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Edward D. Herlihy
Matthew M. Guest
Brandon C. Price
E-mail:	EDHerlihy@wlrk.com
MGuest@wlrk.com
BCPrice@wlrk.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Discover means the actual knowledge of any of the representatives of Discover listed on Section 9.6 of the Discover Disclosure Schedule, and the “knowledge” of Capital One means the actual knowledge of any of the representatives of Capital One listed on Section 9.6 of the Capital One Disclosure Schedule. As used herein, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “Affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (d) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers and the Bank Merger. The Discover Disclosure Schedule and the Capital One Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction .

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY

JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Discover, in the case of Capital One or Merger Sub, or Capital One, in the case of Discover. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no provision of this Agreement shall require or be interpreted to require, and no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve, the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) or any similar state law) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law; provided that, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

DISCOVER FINANCIAL SERVICES

By:	/s/ Michael G. Rhodes
Name: Michael G. Rhodes
Title: Chief Executive Officer and President

VEGA MERGER SUB, INC.

By:	/s/ Daniel Mouadeb
Name: Daniel Mouadeb
Title: President

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Richard D. Fairbank
Name: Richard D. Fairbank
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Bank Merger Agreement

FORM OF

AGREEMENT AND PLAN OF MERGER

Discover Bank

with and into

Capital One, National Association

under the charter of

Capital One, National Association

under the title of

“Capital One, National Association”

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made on this 19th day of February, 2024, between Capital One, National Association (“Capital One Bank” or the “Resulting Bank”), a national banking association, with its main office located at 1680 Capital One Drive, McLean, Virginia 22102, and Discover Bank (“Discover Bank”), a Delaware-chartered bank, with its main office located at 502 East Market Street, Greenwood, DE 19950. Collectively, Capital One Bank and Discover Bank are referred to as the “Banks.”

WHEREAS, the Board of Directors of Capital One Bank has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the National Bank Act (the “Act”);

WHEREAS, the Board of Directors of Discover Bank has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the laws of the State of Delaware;

WHEREAS, Capital One Financial Corporation (“Capital One”), which owns all of the outstanding shares of Capital One Bank, Vega Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a direct, wholly owned subsidiary of Capital One, and Discover Financial Services (“Discover”), which owns all of the outstanding shares of Discover Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”), which, among other things, provides for (i) the merger of Merger Sub with and into Discover (“First Merger”), with Discover continuing as the surviving corporation (the “Surviving Company”), and (ii) immediately after the First Merger and as part of a single, integrated transaction, Capital One shall cause the Surviving Company to be merged with and into Capital One (the “Second Step Merger”), all subject to the terms and conditions of such Holding Company Agreement;

WHEREAS, Capital One, as the sole shareholder of Capital One Bank, and Discover, as the sole stockholder of Discover Bank, have approved this Agreement; and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Discover Bank with and into Capital One Bank, with Capital One Bank being the surviving bank of such merger transaction (the “Bank Merger”) under the name of Capital One Bank, National Association, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. § 215a, 12 U.S.C. § 1828(c), the regulations of the Office of the Comptroller of the Currency (the “OCC”) and, to the extent applicable, the relevant banking statutes of the State of Delaware and the regulations of the Office of the State Bank Commissioner of the State of Delaware and subject to, and immediately following, the closing of the Second Step Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and those set forth in the Holding Company Agreement, at the Effective Time (as defined below) and pursuant to the Act, Discover Bank shall be merged with and into Capital One Bank in the Bank Merger. Capital One Bank shall continue its existence as the Resulting Bank under the charter of Capital One Bank, and the separate corporate existence of Discover Bank shall cease. The closing of the Bank Merger shall become effective following the satisfaction or effective waiver of all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement and at the time specified in the letter issued by the OCC in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”).

It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

SECTION 2

The name of the Resulting Bank at the Effective Time shall be “Capital One, National Association” The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 1680 Capital One Drive, McLean, Virginia 22102, as well as at its legally established branches and at the banking offices of Discover Bank, all of which shall be acquired in the Bank Merger, in each case without limiting the authority under applicable law of the Resulting Bank to close, relocate, or otherwise make any changes regarding any such branch. The deposit accounts of the Resulting Bank will be insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Capital One Bank issued and outstanding immediately before the Effective Time.

SECTION 5

All assets of Discover Bank and Capital One Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of Discover Bank and Capital One Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

At the Effective Time, each outstanding share of common stock of Discover Bank shall be canceled with no cash, shares of common stock or other property being paid therefor.

Outstanding certificates representing shares of the common stock of Discover Bank shall, at the Effective Time, be canceled.

SECTION 7

Upon the Effective Time, the then-outstanding shares of Capital One Bank’s common stock shall continue to remain outstanding shares of Capital One Bank’s common stock, all of which shall continue to be owned by Capital One.

SECTION 8

Effective as of the Effective Time: (i) the directors of the Resulting Bank shall be the persons serving as directors of Capital One Bank immediately before the Effective Time as well as any persons duly appointed as directors by Capital One as set forth in Section 6.12 of the Holding Company Agreement; and (ii) the officers of the Resulting Bank shall be the persons serving as officers of Capital One Bank immediately before the Effective Time as well any persons duly appointed as officers by Capital One Bank.

SECTION 9

This Agreement has been approved by Capital One, which owns all of the outstanding shares of Capital One Bank, and by Discover, which owns all of the outstanding shares of Discover Bank.

SECTION 10

The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or effective waiver of each of the following conditions:

(a)	Each of the First Merger and the Second Step Merger shall have become effective.

(b)

The OCC shall have approved the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired or been terminated.

This Agreement may be amended or terminated, and the Bank Merger may be abandoned, only by the mutual written agreement of Capital One Bank and Discover Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger and notwithstanding the prior approval of this Agreement and the Bank Merger by the sole shareholder of Capital One Bank or Discover Bank.

SECTION 11

Effective as of the Effective Time, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of Capital One Bank as in effect immediately before the Effective Time.

SECTION 12

This Agreement shall automatically terminate in the event and at the time of any termination of the Holding Company Agreement.

SECTION 13

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and (assuming due authorization, execution and delivery by the other party) constitutes a valid and binding obligation of such party, enforceable against it in accordance with the terms hereof (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies).

Subject in all respects to Section 6.1 of the Holding Company Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Bank Merger and, subject to the conditions set forth in Section 10 hereof, to consummate the transactions contemplated by this Agreement.

None of the representations, warranties or agreements in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time or valid termination of this Agreement.

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof, other than the Holding Company Agreement.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. If any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable; or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (c) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Discover Bank, to:

Discover Bank

2500 Lake Cook Road

Riverwoods, Illinois 60015

Attention:	Chief Executive Officer and President
Executive Vice President, Chief Legal Officer, General
Counsel and Secretary

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	H. Rodgin Cohen
Mitchell S. Eitel
Jared M. Fishman
Email:	cohenhr@sullcrom.com
eitelm@sullcrom.com
fishmanj@sullcrom.com

and

(b) if to Capital One Bank, to:

Capital One, National Association

1680 Capital One Drive

McLean, VA 22102

Attention:	Executive Vice President, Corporate Development
Chief Counsel, Corporate and Strategic Transactions

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Edward D. Herlihy
Matthew M. Guest
Brandon C. Price
E-mail:	EDHerlihy@wlrk.com
MGuest@wlrk.com
BCPrice@wlrk.com

Each Bank agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with this Section 13.

Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of laws principles. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Capital One, National Association and Discover Bank have entered into this Agreement as of the date and year first set forth above.

Capital One, National Association

By:
Name:
Title:

Discover Bank

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]